Exhibit 99

For Immediate Release

Resonant Inc. Reports Third Quarter
Financial Results and Provides Business Update

-- Conference Call at 2:00 p.m. PST --

SANTA BARBARA, Calif.—November 6, 2014 -- Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry, today announced financial results and provided a business update for the third quarter ended September 30, 2014.

Highlights and Business Update:

•                  Completed Milestone 3 and commenced the 4th and final Milestone for the Company’s first single-band design which is being developed in collaboration with a major customer.

•                  Commenced development of a prototype tunable filter design.

•                  Expanded the Company’s patent portfolio to 40 issued and pending patents at September 30.

•                  Management and employees of Resonant joined other existing stockholders in purchasing the minority position of Superconductor Technologies in a private block sale.

•                  Continued to build out the senior management team with the addition of Mike Eddy as Vice President Marketing. Previously, Mr. Eddy was VP, Cell Site Optimization Products at Westell Technologies. He also founded and served as President of ANTONE Wireless, which was a leader in 4G network infrastructure enhancement products. Mr. Eddy has a Ph.D. from Oxford University and an MBA from Pepperdine University.

•                  Awarded the “Most Innovative Company of 2014 Award” by the Association for Corporate Growth (ACG) 101 Corridor Chapter at its “Deals of the Year” banquet held in Westlake Village, California in October. ACG 101 serves corporate executives and professionals in the West Valley-Ventura County-Santa Barbara areas and is the premier international organization for professionals involved in corporate growth, development and mergers & acquisitions.

•                  Reported $15.7 million in cash and short-term investments at September 30, 2014 compared with $17.4 million at June 30, 2014, following the Company’s initial public offering in May.

Chief Executive Officer, Co-Founder and Chairman Terry Lingren, stated, “We are pleased to report that we completed Milestone 3 to our customer’s satisfaction on our first development agreement. The duplexer we produced to meet this milestone exhibits competitive performance and represents a significant accomplishment for our engineering team.  We now expect to complete Milestone 4 in the first quarter of 2015.

“We remain confident in our ability to deliver this duplexer design for a high volume band and demonstrate our value proposition to suppliers of RF front-ends for mobile devices.  The improvement in our models and design tools on this initial design will also benefit all future projects by reducing the development time through efficiency gains,” said Mr. Lingren.

“In addition to this initial project, we are currently evaluating several single band opportunities and expect to have multiple projects underway in the first half of 2015. As planned, we also commenced development of a prototype tunable filter design.  This prototype will demonstrate Resonant’s value proposition for tunable filters, which are capable of replacing multiple filters thereby significantly reducing size and cost of RF front-ends,” Mr. Lingren concluded.

Financial Results for the Third Quarter 2014 Compared with the Third Quarter 2013:

•                  Research and development expenses were $623,000 compared with $459,000, due to accelerated activity on the Company’s duplexer design currently under development.

•                  General and administrative expenses were $760,000 compared with $369,000, due primarily to increased payroll, benefit costs, directors and officers insurance, stock compensation expense and accounting costs.

•                  Operating loss totaled $1.4 million compared with $831,000, and primarily reflected increased R&D activities and G&A expenses consistent with planned growth.

•                  Interest expense totaled $10,000 compared with $559,000 in the third quarter of 2013 due to the repayment of the Bridge Loans in June 2013 and the conversion the Senior Convertible Notes and the Subordinated Convertible Note into common stock in connection with Resonant’s IPO in June 2014, which eliminated discounts and deferred financing cost amortization in June 2014.

•                  The net loss totaled $1.4 million, or $0.21 per fully diluted share, compared with $1.2 million, or $1.23 per fully diluted share for the third quarter ended September 30, 2013.

•                  Working Capital improved to $15.4 million, compared with a working capital deficit of $8.8 million at December 31, 2013. The Company believes it has sufficient cash to support planned operations into 2016, even assuming no revenues.

Conference Call Details

Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and international callers can dial 1-201-493-6780.  A telephone replay will be available approximately two hours after the call concludes through January 6, 2015, by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13592056. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.resonant.com. The webcast will be available for replay for 60 days.

About Resonant Inc.

Resonant is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry.  The RF front-end is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband.  The Company uses a fundamentally new technology called Infinite Synthesized Networks®, or ISN®, to configure and connect resonators, the building blocks of RF filters.  Filters are a critical component of the RF front-end used to select desired radio frequency signals and reject unwanted signals.  Resonant plans to use ISN to develop new classes of filter designs. For information, please visit www.Resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the following subjects, among others: the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, our cash flow forecast, the impact of our designs on the mobile device market, and our business strategy. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history (particularly as a new public company); management of R&D efforts; the acceptance of our filter designs by potential customers; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Quarterly Report (Form 10-Q), filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

# # #

Contacts

Resonant
Ina McGuinness
805-308-9488
IR@resonant.com

and

MZ North America
Matt Hayden
matt.hayden@mzgroup.us
1-949-259-4986

Resonant Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
REVENUE	$ -	$ -	$ -	$ -

OPERATING EXPENSES

R&D expenses	622,722	2,026,388	459,187	684,523

G&A expenses	759,590	1,736,137	368,738	1,255,152

Depreciation and amortization	66,321	141,665	2,976	7,881

TOTAL OPERATING EXPENSES	1,448,633	3,904,190	830,901	1,947,556

OPERATING LOSS	(1,448,633)	(3,904,190)	(830,901)	(1,947,556)

OTHER INCOME (EXPENSE)

Interest income	13,236	15,429	1,096	1,327
Interest expense	(10,087)	(2,817,949)	(559,380)	(928,445)

Fair value adjustments to warrant and derivative liabilities	-	(2,015,599)	164,258	164,258

Bridge warrant expense	-	-	-	(560,155)

Other income (expense)	-	1,163,772	(333)	(333)

TOTAL OTHER INCOME (EXPENSE)	3,149	(3,654,347)	(394,359)	(1,323,348)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,445,484)	(7,558,537)	(1,225,260)	(3,270,904)

Provision for income taxes	-	(800)	(1,256)	(2,056)

NET LOSS	$ (1,445,484)	$ (7,559,337)	$ (1,226,516)	$ (3,272,960)

NET LOSS PER SHARE – BASIC AND DILUTED*	$ (0.21)	$ (2.04)	$ (1.23)	$ -

Weighted average shares outstanding — basic and diluted*	6,897,751	3,699,839	999,999	-

*Loss per share is not presented for the nine months ended September 30, 2013 because the Company was accounted for as a limited liability company for the period from January 1, 2013 to June 17, 2013.

Resonant Inc.

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$7,685,390	$3,338,979
Investment held-to-maturity	7,989,274	—
TOTAL CURRENT ASSETS	15,751,506	4,266,948
PROPERTY AND EQUIPMENT, NET	683,630	223,760
TOTAL NONCURRENT ASSETS	461,428	391,485
TOTAL ASSETS	$16,896,564	$4,882,193

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
TOTAL CURRENT LIABILITIES	$374,835	$13,066,198
TOTAL LONG-TERM LIABILITIES	61,755	3,279,960
STOCKHOLDERS’ EQUITY
Common stock	6,902	1,000
Additional paid-in capital	35,478,374	1,000
Accumulated deficit	(19,025,302)	(11,465,965)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	16,459,974	(11,463,965)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,896,564	$4,882,193